USANA Has Record Sales Week to End First Quarter 2007; Reiterates Q1
                           Earnings per Share Guidance

          Company Announces Preliminary First Quarter 2007 Results and
                     Expects 19th Consecutive Record Quarter

       Company to Host Conference Call and Webcast Today, Wednesday, April
                             4, 2007 at 10:00 AM EDT

    SALT LAKE CITY--(BUSINESS WIRE)--April 4, 2007--USANA Health Sciences Inc. (NASDAQ:USNA) ("USANA" or "the Company") announced today that it expects to report record net sales of approximately $102 million for the first quarter of 2007 ending March 31, a 15.6% increase over the first quarter of the prior year. Expected sales for the quarter are slightly below previously issued guidance of $103 million to $105 million.

    USANA continues to expect earnings per share in the range of $0.61 and $0.63 for the first quarter of 2007, reiterating the guidance provided on February 6, 2007.

    "We are pleased that our earnings per share is in line with guidance and that our revenue is expected to be solid," said David Wentz, president of USANA. "We are also pleased to report that the last week of the quarter was the highest single week of sales in our company's history, reflecting what we believe is the steadfast commitment of our Associates and customers."

    USANA also announced today that a record number of Associates and guests attended its regional celebration in Las Vegas, Nevada, last weekend, the largest attendance ever for a Company U.S. regional event. This event included Associates and guests from each of USANA's North American markets. The Company holds four such regional events (outside Salt Lake City) per year in North America to focus on product and business training, in addition to recognizing outstanding Associates.

    Conference Call Information

    USANA management will hold a conference call and webcast to discuss this announcement with investors today, Wednesday, April 4, 2007 at 10:00 AM EDT. The conference call numbers are 800-366-7449 for domestic calls and 303-262-2140 for calls made outside of the United States. Investors may listen to the call by accessing USANA's website at http://www.usanahealthsciences.com.

    About USANA

    USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

    CONTACT: Investors contact:
             USANA Health Sciences Inc.
             Riley Timmer, Investor Relations, (801) 954-7922 investor.relations@us.usana.com or Media contact:
             Edelman
             Joe Poulos, (312) 240-2719